Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2014 SALES AND EARNINGS

        Eau Claire, Wisconsin (April 25, 2014) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2014 sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “first quarter 2014 sales increased by $3,364,000 or 4% from the $83,190,000 enjoyed during the prior year’s comparable quarter primarily as a result of a 24% increase in Defense segment shipments.  That increase was due in significant part to the shipment of a portion of the backlog acquired during last year’s acquisition of assets from DSE, the segment’s 40MM ammunition competitor, partially offset by a decline in the manufacture and shipment of cartridge cases at its Amron division, as a result of U.S. defense cutbacks.  The increase was further offset by a 22.2% reduction of Housewares/Small Appliance segment shipments.  The reduction resulted from the retail order trends mentioned in the 2013 Annual Report - a combination of overly cautious initial holiday ordering followed by orders that were placed too late to arrive during the Christmas rush.  Instead of selling through at Christmas, the merchandise from these poorly timed orders ended up being carried over into the New Year, reducing 2014 retail inventory needs.  In addition, the trend towards more cautious ordering has continued into 2014; in many cases additional needed product has not been ordered on a timely basis.  The Absorbent Product segment’s first quarter 2014 net sales were down 2.3% from the prior year.  Shipments to its once major customer, which opened its own facility in late 2011, continued to decline and were largely offset by shipments to new customers.  Comparative first quarter operating earnings were reduced at all segments.  Housewares/Small Appliances declined 39.4% largely as a result of the sales reduction referenced above.  The decline in cartridge case sales noted above served to depress the Defense segment’s earnings and was not fully offset by the increased sales emanating from the shipment of a portion of the DSE backlog.  As explained in the 2013 Annual Report, a significant portion of the purchase price of the DSE assets was allocated to the order backlog that accompanied the acquisition.  As a result, shipments from the DSE backlog during the quarter did not enjoy profitability in keeping with historical levels, as the segment wrote off (and will continue to write off) part of the purchase price with the shipment of product from that backlog.  The Absorbent Product segment’s earnings were essentially break-even due to a variety of factors.  Earnings from the company’s portfolio dropped as well, chiefly due to a reduction in the average dollars invested as a result of the two defense-related acquisitions made in late 2013 and early 2014.”

The Housewares/Small Appliance segment introduced at the March 2014 International Housewares Show several new products.  Those products included the Fountain™ corn popper, which uses hot air to produce a veritable fountain of popcorn.  It can pop as little as four cups, (perfect for the dieter) or as much as 5 quarts of popcorn (ideal for a large family) and anything in between.  Special built-in restrictors ensure almost 100% popping performance.  Watching the restrictors gradually open and seeing the fountain of popped corn that then streams out is great fun.  When popping is complete, a lid is placed on the top of the cover, turning the cover into a bowl.  By inverting the popper, the user has a bowl of freshly popped corn.  Then if the user shakes the bowl gently a couple of times, hulls and any partially popped kernels automatically drop into the space between the cover and the lid.  The result is a bowl of 100% warm, fluffy, fully popped kernels, a delicious, economical and healthy treat.  The Company also introduced its innovative MyJo™ single serve coffee maker.  The new coffeemaker provides the convenience of a Kuerig* brewer at a fraction of the price and saves valuable counter space.  The MyJo™ uses K-cup* packets to brew hot, flavorful coffee, tea, or hot chocolate.  It also comes with a special MyJo™ cup for consumers who prefer to use their own favorite coffee.   The MyJo™ can be used anywhere – home, school, hotel, and camping.  It takes up virtually no space and is easy to carry.  It even fits in a backpack or briefcase.  The MyJo™ is also easy to use, requiring three simple steps -  1) heat water, 2) Insert a K-cup* or the filled MyJo™ cup in the base, assemble, and place the coffeemaker over a coffee cup or travel mug, and 3) press the top of the unit a few times, which brews and pumps coffee directly into the cup or mug.  Clean-up is a matter of discarding the K-cup* and rinsing the base.  The Company also introduced an eight-quart version of its five-quart KitchenKettle™ multi-cooker, a newly styled HeatDish® plus parabolic heater and a line of kitchen gadgets.

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

	THREE MONTHS ENDED
	March 30, 2014	March 31, 2013
Net Sales	$86,554,000	$83,190,000
Net Earnings	$4,690,000	$6,854,000
Net Earnings Per Share	$.68	$.99
Weighted Shares Outstanding	6,921,000	6,903,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*“Keurig and “K-Cup” are registered trademarks of Keurig, Inc. Presto is not affiliated with Keurig, Inc.